Exhibit 10.8

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Robert T. (Tommy) McClung (“Employee “) and TrueCar, Inc. (“Company”) (collectively, “Parties” or individually, a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company dated as of January 2, 2014 (the “Confidentiality Agreement”);

WHEREAS, Employee signed a Senior Executive Employment Agreement with the Company entered into as of January 17, 2017 (the “Employment Agreement”);

WHEREAS, the Company and Employee have entered into Stock Option Agreements granted as of the dates indicated in Exhibit A hereto, pursuant to which Employee was granted the option to purchase shares of the Company’s common stock (each such grant, an “Option” and together, the “Options”) and have entered into Restricted Stock Unit Award Agreements granted as of the dates indicated in Exhibit A hereto, granting Employee the right to receive an award of restricted stock units or performance units ( each such award, an “RSU Award” and together, the “RSU Awards”), each subject to the terms and conditions of the Company’s 2005 Stock Plan (the “2005 Plan”) or the Company’s 2014 Equity Incentive Plan (the “2014 Plan” and, together with the 2005 Plan, the “Plans” and each, a “Plan”), and the terms and conditions of the Stock Option Agreement, the Restricted Stock Unit Award Agreement or the Performance Unit Award Agreement, as applicable, related to the award (collectively with the Plan, “Stock Agreements”);

WHEREAS, Employee’s employment with the Company terminated June 20, 2019 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.    Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under Section 6 below, the Company agrees as follows:

a.    Severance Payment. The Company will pay to Employee a total lump sum payment of Four Hundred Twenty Five Thousand Dollars ($425,000.00) (the “Severance”), which consists of (x) a lump sum equivalent to twelve (12) months of Employee’s base salary in the amount of Four Hundred Thousand Dollars ($400,000.00), plus (y) a lump sum payment of Twenty-Five Thousand Dollars ($25,000.00). The Severance shall be paid to Employee, less applicable withholdings, within sixty (60) days following the Effective Date.

b.    COBRA Continuation.

i.    Subject to Section 1.b.ii below, the Company will either, at the Company’s election, reimburse Employee for the payments Employee makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Employee and Employee ‘s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) during the twelve (12) month period following the Termination Date or until Employee has secured other employment that provides group health insurance coverage, whichever occurs first provided Employee timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage.

ii.    Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provide any COBRA reimbursements or direct payments of COBRA premiums under this Agreement (either, the “COBRA Benefits”) that otherwise would be due to Employee under this Section, the Company will not provide, and Employee will not be entitled to, COBRA Benefits, but the Company will, in lieu of any such COBRA Benefits to which Employee is entitled under this Section, provide to Employee a taxable monthly payment (“Healthcare Premium Payment”) in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue his group health coverage at coverage levels in effect immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Employee elects COBRA continuation coverage. At the same time each monthly Healthcare Premium Payment (if any is due) is paid to Employee, the Company also will provide Employee with a gross-up amount, determined by the Company, necessary to pay federal and state income and employment taxes incurred by Employee with respect to such Healthcare Premium Payment (with such gross-up to be calculated by the Company based on the withholding rates the Company has in effect for Employee at the time the Healthcare Premium Payment is paid to Employee). Any Healthcare Premium Payments and any related gross-up payments will cease to be provided when, and under the same terms and conditions, COBRA Benefits would have ceased under this Section. For the avoidance of doubt, the taxable payments in lieu of COBRA Benefits may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings . Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by this Section without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Employee will not receive such payment or any further COBRA Benefits.

c.    Acceleration of Equity Awards. On the Termination Date, but subject to the effectiveness of this Agreement as provided herein, Employee’s vesting in each of the Options and each of the RSU Awards other than the performance unit RSU Award granted on March 15, 2019 covering 14,952 shares of Company common stock (the “PSU Award”) shall accelerate as to the number of shares subject to the applicable Option or RSU Award that otherwise would have vested within the twelve (12) month period immediately following the Termination Date had Employee remained employed by the Company through such period (and assuming for this purposes that no Change in Control (as such term is defined in the applicable Plan and as defined in the Employment Agreement) occurred during such period) (the “Severance Acceleration “).

d.    Acknowledgement. Employee acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this Section 1. Employee acknowledges that the consideration listed in Section 1.a. through l .c. represents full and complete satisfaction of any severance obligations of the Company to Employee under the Employment Agreement , plus consideration in excess of any severance obligations of the Company to Employee under the Employment Agreement.

2.    Equity. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of the outstanding Options, or that Employee has vested in pursuant to the RSU Awards, Employee will be considered to have vested only up to the Termination Date, including, if applicable, in accordance with the Severance Acceleration , and no more, except that the PSU Award will remain eligible to vest to the extent provided under, and in accordance with, the terms of the applicable Stock Agreements under which it was granted (which terms, for the avoidance of doubt, include the execution and effectiveness of this Agreement). Employee acknowledges that as of the Termination Date and after the application of the Severance Acceleration, Employee will have vested in the number of shares subject to the Options and the RSU Awards as listed on Exhibit A hereto and no more, provided that, as noted above, the PSU Award will remain eligible to vest to the extent provided under, and in accordance with, the terms of the applicable Stock Agreements under which it was granted. Employee acknowledges that, as noted in Exhibit A, if the Severance Acceleration does not become effective (due to this Agreement not timely becoming effective and irrevocable), the number of shares subject to the Options that will have vested as of the actual Termination Date and the number of shares subject to the RSU Awards that will have vested as of the actual Termination Date may differ from the numbers shown on Exhibit A. Except as provided herein, the exercise of Employee’s vested Options, the shares purchased thereunder and Employee’s RSU Awards shall continue to be governed by the terms and conditions of the applicable Stock Agreements.

3.    Benefits. Employee’s health insurance benefits shall cease on the last day of the month of his Termination Date, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards ( other than pursuant to any applicable Severance Acceleration), the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

4.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, premiums, leaves, vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, restricted stock units and other equity awards, vesting, and any and all other benefits and compensation due to Employee.

5.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including claims under the Employment Agreement or other agreement with the Company;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation ; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of I 964; the Civil Rights Act of I 991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 197 4; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of2002 ; the Immigration Reform and Control Act; the National Labor

Relations Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; the Unruh Civil Rights Act; the California Equal Pay Law; the California Unfair Business Practices Act; and the California Worker Adjustment and Retraining Notification Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.

Notwithstanding any other provision of this Agreement, this release does not extend to (i) any obligations incurred under this Agreement; (ii) health, disability or life insurance benefits payable in accordance with the Company’s employee benefit plans; (iii) any rights with respect to director and officer indemnification pursuant to the Articles of Incorporation and/or bylaws of the Company and all written agreements for indemnification , exculpation of liability or advancement of expenses, in effect as of the Effective Date between the Company and any of its current or former directors and officers, as well as any indemnification or contribution rights afforded to Employee under applicable state or federal law, including without limitation all such claims arising out of Milbeck v. TrueCar et al. (C.D. Cal.) and Drulias v. Guthrie et al. (C.D. Cal.), and any subsequently-filed cases alleging similar claims in any state or federal court; or (iv) claims that cannot be released as a matter of law , including any Protected Activity (as defined below). Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA’’), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement ; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

7.    California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect, except as provided in Section 5.

8.    No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees with respect to the claims herein released.

9.    Confidentiality. Subject to Section 28 governing Protected Activity, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement , Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

10.    Trade Secrets and Confidential Information/Company Property. Subject to Section 28 governing Protected Activity, Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. No later than the Termination Date, Employee will return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee).

11.    No Cooperation. Subject to Section 28 governing Protected Activity, Employee agrees that he will not knowingly encourage, advise, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature , and to furnish , within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

12.    Cooperation with the Company. Employee agrees that Employee will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or any Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative,judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

13.    Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

14.    Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

15.    No Admission of Liability. Employee understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee unless such claims were explicitly not released by the release in this Agreement . No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16.    Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

17.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.    Taxes; Section 409A; Limitations on Payments.

a.    Taxes; Section 409A. Employee agrees and understands that he is responsible for payment, if any, of personal local, personal state, and/or personal federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. It is intended that none of the payments or benefits under this Agreement will constitute deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time (together, “Section 409A”), but rather such payments and benefits will be exempt from, or if not exempt from will comply with, Section 409A so that none of the payments to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted in such manner. Each payment, installment and benefit payable under this Agreement or otherwise is intended to constitute a separate payment under Treasury Regulation Section l.409A-2(b)(2). Notwithstanding the foregoing, if and to the extent necessary to avoid subjecting Employee to an additional tax under Section 409A, any payments or benefits deemed to be separation-related deferred compensation (within the meaning of Section 409A), whether under this Agreement or any other arrangement, payable to Employee will be delayed until the date that is six (6) months and one (1) day following Employee’s separation from service (within the meaning of Section 409A), except that in the event of Employee’s death, any such delayed payments will be paid as soon as practicable after the date of Employee’s death, and in each case all subsequent payments and benefits will be payable in accordance with the payment schedule applicable to such payment or benefit. In no event will the Company reimburse or indemnify Employee for any taxes or costs that may be imposed on Employee as a result of Section 409A. In no event will Employee have discretion to determine the taxable year of payment of any separation-related payments.

b.    Limitation on Payments. In the event that any payment or benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 18.b, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:

i.    delivered in full, or

ii.    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance or change in control-related or other payments or benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Employee, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Employee on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Employee have any discretion with respect to the ordering of payment reductions.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 18.b will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 18.b, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 18.b.

19.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.    No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.    Entire Agreement. Except as provided in Section 5, this Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and

Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including, but not limited to, the Employment Agreement, with the exception of the Confidentiality Agreement (other than as specified in Section 28) and the Stock Agreements.

24.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and an authorized officer of the Company.

25.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice/conflict of law provisions. Employee consents to personal and exclusive jurisdiction and venue in the applicable state or federal courts in Los Angeles County, California.

26.    Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days from the date this Agreement is presented. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (“Effective Date”).

27.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.    Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigation a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

29.    Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)    he has read this Agreement;

(b)    he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)    he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

AGREED AND ACCEPTED:

Robert T. McClung, an individual

Dated:    7/19        , 2019                /s/ Robert T. McClung
Robert T. McClung

TRUECAR, INC.

Dated:    7/19        , 2019                By /s/ Michael Darrow
Michael Darrow
Interim President & Chief Executive Officer

EXHIBIT A

EMPLOYEE’S OPTIONS AND RSUs AS OF TERMINATION DATE, INCLUDING SEVERANCE
ACCELERATION*

EMPLOYEE’S OPTIONS

Date of Grant	Plan Under Which Option Was Granted	Number of Shares Granted under Option	Number of Shares Vested as of Termination Date
02/07/2014	2005 Stock Plan	45,302	45,302
02/07/2014	2005 Stock Plan	54,698	54,698
02/07/2014	2005 Stock Plan	11,950	11,950
02/07/2014	2005 Stock Plan	11,950	11,950
05/15/2014	2005 Stock Plan	3,888	3,441
05/15/2014	2005 Stock Plan	9,444	8,358
08/11/2016	2014 Equity Incentive Plan	300,000	293,749
06/10/2017	2014 Equity Incentive Plan	56,736	42,552
06/10/2017	2014 Equity Incentive Plan	123,000	73,800
08/16/2017	2014 Equity Incentive Plan	12,500	5,700
05/12/2018	2014 Equity Incentive Plan	116,054	62,862
03/15/2019	2014 Equity Incentive Plan	68,598	21,436

	Total:		637,598

EMPLOYEE’S RSUs

Date of Grant	Plan Under Which RSU Was Granted	Number of Shares Granted	Number of Shares Vested as of Termination Date
05/21/2014	2014 Equity Incentive Plan	2,195	1,943
05/28/2015	2014 Equity Incentive Plan	4,167	4,167
10/01/2015	2014 Equity Incentive Plan	91,363	91,363
01/27/2016	2014 Equity Incentive Plan	42,637	42,637
07/01/2016	2014 Equity Incentive Plan	75,000	75,000
06/10/2017	2014 Equity Incentive Plan	34,440	25,830
07/28/2017	2014 Equity Incentive Plan	2,556	2,556
05/12/2018	2014 Equity Incentive Plan	36,364	18,182
11/27/2018	2014 Equity Incentive Plan	5,722	5,722
**03/15/2019	2014 Equity Incentive Plan	14,952	0
03/15/2019	2014 Equity Incentive Plan	32,927	10,289
03/15/2019	2014 Equity Incentive Plan	3,826	3,826

	Total:		281,515

* This assumes the Severance Acceleration applies. If the Severance Acceleration does not become effective, the number of shares subject to the Options and RSU Awards that will have vested as of the Termination Date may differ from the numbers shown in this table . Similarly, if options are exercised on or prior to such date, the shares outstanding as of such date may differ from the numbers shown in this table.

**This PSU Award will remain eligible to vest to the extent provided under, and in accordance with, the terms of the applicable Stock Agreements under which it was granted.